EXHIBIT 99-1

                                           Contact:  Troy D. Cook
                                Senior Vice President Finance and
                                          Chief Financial Officer
                                         (913) 327-5555, ext. 109


FOR IMMEDIATE RELEASE

                NPC INTERNATIONAL, INC. ADDRESSES
                   AMERISERVE BANKRUPTCY FILING

    PITTSBURG, Kansas, (January 31, 2000) - NPC International, Inc. (NASDAQ: NPCI), today became aware that AmeriServe Food Distribution, Inc., the Company's sole distributor of food ingredients and dry goods, has filed in Delaware for protection under Chapter 11 of the U.S. Bankruptcy Code.

    AmeriServe has advised the Company's franchisor, Tricon Global Restaurants, Inc., that it is in discussions with its lenders to arrange for financing necessary to maintain the AmeriServe operations both in the short-term and for the duration of the bankruptcy proceedings. Tricon has disclosed that it is evaluating arrangements with AmeriServe's suppliers and with other distributors to ensure the availability of supplies to Tricon's restaurant system during this interim period.

    Management will continue to monitor the situation, but believes that this action by AmeriServe will serve to limit the potential service disruption to its restaurants and supply availability.

    With the exception of historical information, certain of the matters discussed in this news release are forward-looking statements that involve estimates, risks and uncertainties including, but not limited to, economic conditions, consumer demand, the level of and the effectiveness of marketing campaigns by the Company and Pizza Hut, Inc., competitive conditions, food cost, availability of food ingredient supply and distribution of product, liquidity of major distributors, labor costs, new product introductions, product mix and pricing and other risks indicated in filings with the Securities and Exchange Commission.

    NPC International, Inc. is the world's largest Pizza Hut franchisee and currently operates 785 Pizza Hut restaurants and delivery kitchens in 26 states.

    For more information contact Troy D. Cook, Senior Vice
President Finance and Chief Financial Officer, NPC International,
Inc., 14400 College Boulevard, Suite 201, Lenexa, Kansas 66215.
Telephone Number:  (913) 327-5555, ext. 109.
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